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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS CONSENT


We consent to inclusion in this Registration Statement on Form S-2 of VitalStream Holdings, Inc. of our report dated January 28, 2004 accompanying the consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries and to the incorporation by reference in this Registration Statement on Form S-2, of VitalStream Holdings, Inc. of our report dated January 28, 2004 accompanying the consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries appearing in this Registration Statement and in the Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 30, 2004, and to the reference to us under the heading "Experts and Legal Matters" in the Prospectus which is part of this Registration Statement.

/s/ Rose, Snyder & Jacobs

ROSE, SNYDER AND JACOBS

Encino, California
July 14, 2004